As filed with the Securities and Exchange Commission on July 13, 2012
Registration No 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
____________
FORM S-3
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933
____________
ALON USA ENERGY, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware (State or Other Jurisdiction of Incorporation Organization)	2911 (Primary Standard Industrial Classification Code Number)	74-2966572 (IRS Employer Identification Number)
____________________________
7616 LBJ Freeway, Suite 300
Dallas, Texas 75251
(972) 367-3600
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant's Principal Executive Officer)
Paul Eisman
Alon USA Energy, Inc.
7616 LBJ Freeway, Suite 300
Dallas, Texas 75251
(972) 367 - 3600
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

With a copy to:
James A. Ranspot
Alon USA Energy, Inc.
7616 LBJ Freeway, Suite 300
Dallas, Texas 75251
Telephone: (972) 367 - 3600
Facsimile: (972) 367 - 3724

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.
If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐
If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☑
If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐
If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box: ☐

If this form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act (Check one):

Large accelerated filer ☐	Accelerated filer ☑	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE
Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee(3)
Common Stock, par value $0.01 per share, issuable upon conversion at 8.5% Series B Convertible Preferred Stock	4,451,100 (4)	$8.49	$37,789,839.00	$4,330.72
Common Stock, par value $0.01 per share, issuable as dividends on shares at 8.5% Series B Convertible Preferred Stock	2,063,584 (5)	$8.49	$17,519,828.16	$2,007.77

(1)
Pursuant to Rule 416, this registration statement also covers such indeterminate number of additional shares of common stock as may become issuable as a result of stock splits, stock dividends or similar transactions.

(2)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) of the Securities Act, based on the average of the high and low prices of the Common Stock on the New York Stock Exchange on July 9, 2012.

(3)
This registration statement includes a total of $1,429,624.60 of unsold securities that had previously been registered under the company's registration statement on Form S-3 (333-177772) filed with the Securities and Exchange Commission on November 7, 2011 (the “Prior Registration Statement”). In connection with the registration of such unsold securities on the Prior Registration Statement, the company paid a registration fee of $2,757.68 for such unsold securities. In accordance with Rule 415(a)(6) of the Securities Act, the registration fee paid for the unsold securities on the Prior Registration Statement will be used to offset the current registration fee due. Accordingly, the amount of the registration fee for the registration of securities under this registration statement of $6,338.49 has been reduced by $165.98. Pursuant to 415(a)(6) of the Securities Act, the offering of the unsold securities registered under the Prior Registration Statement will be deemed terminated as of the date of effectiveness of this registration statement.

(4)	Represents shares of Common Stock issuable upon conversion of 8.5% Series B Convertible Preferred Stock.

(5)
Represents an estimate of the maximum amount of dividends that potentially could be payable on outstanding shares of 8.5% Series B Convertible Preferred Stock in the form of common stock from the date of initial issuance through the seventh anniversary of the date on which the 8.5% Series B Convertible Preferred Stock was first issued. No separate consideration will be received for such dividends.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JULY 13, 2012

PROSPECTUS
Alon USA Energy, Inc.
6,514,684 Shares
Common Stock
This prospectus relates to the offer and resale from time to time of up to 6,514,684 shares of our common stock underlying our 8.5% Series B Convertible Preferred Stock convertible by the selling stockholders named herein as set forth in the section entitled "Selling Stockholders" beginning on page 4. The 8.5% Series B Convertible Preferred Stock were offered and sold in reliance on the exemption from registration set forth in Section 4(2) of the Securities Act. The selling stockholders will receive all of the proceeds from any sales of their shares. We will not receive any of the proceeds from the sale of the shares being registered hereby by the selling stockholders, but we will incur expenses in connection with the offering which are estimated to be $11,338.49.
Our registration of the shares of common stock covered by this prospectus does not mean that the selling stockholders will offer or sell any of the shares. The selling stockholders may sell the shares of common stock covered by this prospectus from time to time in a number of different ways and at varying prices. We provide more information about how the selling stockholders may sell the shares in the section entitled "Plan of Distribution" beginning on page 6.
Our common stock is quoted on the New York Stock Exchange under the symbol "ALJ." The last reported sale price of our common stock on July 11, 2012 was $8.78 per share.
Investing in shares of our common stock involves risks. We urge you to carefully read the section entitled "Risk Factors" beginning on page 2 of this prospectus and all information included or incorporated by reference in this prospectus in its entirety before you decide whether to purchase shares of our common stock.
Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is        , 2012.

You should rely only on the information contained or incorporated by reference in this prospectus and in any applicable prospectus supplement. We have not authorized any other person to provide you with different information. The information contained in this prospectus, any applicable prospectus supplement and the documents incorporated by reference herein or therein are accurate only as of the date such information is presented. Our business, financial condition, results of operations and prospects may have subsequently changed. You should also read this prospectus together with the additional information described under the heading "Where You Can Find More Information."
This prospectus may be supplemented from time to time to add, update or change information in this prospectus. Any statement contained in this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in such prospectus supplement modifies or supersedes such statement. Any statement so modified will be deemed to constitute a part of this prospectus only as so modified, and any statement so superseded will be deemed not to constitute a part of this prospectus.
The registration statement containing this prospectus, including the exhibits to the registration statement, provides additional information about us and the securities offered under this prospectus. The registration statement, including the exhibits, can be read on the Securities and Exchange Commission website or at the Securities and Exchange Commission offices mentioned under the heading "Where You Can Find More Information."
In this prospectus, unless otherwise specified or the context otherwise requires, "Alon," "we," "us" and "our" refer to Alon USA Energy, Inc. and its subsidiaries. In addition, references to the "selling stockholders" refer to the selling stockholders described in the section entitled "Selling Stockholders" beginning on page 4.

OUR COMPANY
We are an independent refiner and marketer of petroleum products operating primarily in the South Central, Southwestern and Western regions of the United States. We are a Delaware corporation formed in 2000 to acquire a crude oil refinery in Big Spring, Texas, and related pipeline, terminal and marketing assets from Atofina Petrochemicals, Inc., or FINA. In 2006, we acquired refineries in Paramount and Long Beach, California and Willbridge, Oregon, together with the related pipeline, terminal and marketing assets, through the acquisitions of Paramount Petroleum Corporation and Edgington Oil Company. In 2008, we acquired a refinery in Krotz Springs, Louisiana through the acquisition of Valero Refining Company-Louisiana. In June 2010, we acquired a refinery in Bakersfield, California, through the purchase of substantially all of the assets of Big West of California, LLC (together with the Paramount and Long Beach refineries, the "California Refineries"). Our crude oil refineries have a combined throughput capacity of approximately 250,000 barrels per day and produce petroleum products including various grades of gasoline, diesel fuel, jet fuel, petrochemicals, petrochemical feedstocks, asphalt, and other petroleum-based products. As of March 31, 2012, we operated 300 convenience stores in Central and West Texas and New Mexico, primarily under the 7-Eleven, Alon and FINA brand names. Our convenience stores typically offer merchandise, food products and motor fuels. Our principal executive offices are located at 7616 LBJ Freeway, Suite 300, Dallas, Texas 75251, and our telephone number is (972) 367-3600. Our website can be found at www.alonusa.com. Information on our website should not be construed to be part of this prospectus.
Our stock trades on the New York Stock Exchange under the trading symbol "ALJ." We are a controlled company under the rules and regulations of the New York Stock Exchange because Alon Israel Oil Company, Ltd., an Israeli limited liability company ("Alon Israel"), holds more than 50% of the voting power for the election of our directors through its ownership of approximately 68% of our outstanding common stock. Alon Israel is the largest services and trade company in Israel. Alon Israel entered the gasoline marketing and convenience store business in Israel in 1989 and has grown to become a leading marketer of petroleum products and one of the largest operators of retail gasoline and convenience stores in Israel. Alon Israel is a controlling shareholder of Alon Holdings Blue Square-Israel Ltd. ("Blue Square"), a leading retailer in Israel, which is listed on the New York Stock Exchange and the Tel Aviv Stock Exchange, and Blue Square is a controlling shareholder of Dor-Alon Energy in Israel (1988) Ltd., a leading Israeli marketer, developer and operator of gas stations and shopping centers, which is listed on the Tel Aviv Stock Exchange.

RISK FACTORS

An investment in our securities involves a high degree of risk. You should carefully consider the risks and uncertainties described in our periodic reports filed with the Securities and Exchange Commission, or SEC, including the risks, uncertainties and assumptions discussed under the heading "Risk Factors" included in our most recent annual report on Form 10-K, as such may be revised or supplemented prior to the completion of this offering by more recently filed quarterly reports on Form 10-Q, each of which is or upon filing will be incorporated herein by reference, and which may be amended, supplemented or superseded from time to time by other reports we file with the SEC in the future, as well as other information in this prospectus and the documents incorporated by reference herein before purchasing any of our securities. The risks and uncertainties described in this prospectus and the documents incorporated by reference herein are not the only ones facing us. Additional risks and uncertainties that we do not presently know about or that we currently believe are not material may also adversely affect our business. If any of the risks and uncertainties described in this prospectus or the documents incorporated by reference herein actually occur, our business, financial condition and results of operations could be adversely affected in a material way. This could cause the trading price of our common stock to decline, perhaps significantly, and you may lose part or all of your investment.

Risks Related to Ownership of Our Common Stock and this Offering
Our controlling stockholder may have conflicts of interest with other stockholders in the future.
Alon Israel currently owns, directly or indirectly, approximately 68% of our common stock. As a result, Alon Israel is able to control the election of our directors, determine our corporate and management policies and determine, without the consent of our other stockholders, the outcome of any corporate transaction or other matter submitted to our stockholders for approval, including potential mergers or acquisitions, asset sales and other significant corporate transactions. So long as Alon Israel continues to own a significant amount of the outstanding shares of our common stock, Alon Israel will continue to be able to strongly influence or effectively control our decisions, including whether to pursue or consummate potential mergers or acquisitions, asset sales and other significant corporate transactions. We cannot assure you that the interests of Alon Israel will coincide with the interests of other holders of our common stock.
Delaware law and our organization documents may impede or discourage a takeover, which could adversely affect the value of our common stock.
Provisions of Delaware law and our certificate of incorporation and bylaws may have the effect of discouraging a change of control of our company or deterring tender offers for our common stock. The anti-takeover provisions of Delaware law impose various impediments to the ability of a third party to acquire control of us, even if a change of control would be beneficial to our existing stockholders. We are currently subject to Delaware anti-takeover provisions. Additionally, provisions of our certificate of incorporation and bylaws impose various procedural and other requirements, which could make it more difficult for stockholders to effect some corporate actions. For example, our certificate of incorporation authorizes our board to determine the rights, preferences and privileges and restrictions of unissued shares of preferred stock without any vote or action by our stockholders. Thus our board is able to authorize and issue shares of preferred stock with voting or conversion rights that could adversely affect the voting or other rights of holders of our common stock. Our bylaws require advance notice for stockholders to nominate director candidates for election or to bring business before an annual meeting of stockholders. Moreover, stockholders are not permitted to call a special meeting or to require the board of directors to call a special meeting or to take action by written consent. These rights and provisions may have the effect of delaying or deterring a change of control of our company and may limit the price that investors might be willing to pay in the future for shares of our common stock. See the description of our common stock, par value $0.01 per share, included under the caption “Description of Capital Stock” in our Registration Statement on Form S-l filed with the Securities and Exchange Commission on July 28, 2005, which is incorporated by reference in this prospectus.

FORWARD LOOKING STATEMENTS
Certain statements contained in this prospectus and the information incorporated by reference herein, or in other written or oral statements made by us, other than statements of historical fact, are "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements relate to matters such as our industry, business strategy, goals and expectations concerning our market position, future operations, margins, profitability, capital expenditures, liquidity and capital resources and other financial and operating information. We have used the words "anticipate," "assume," "believe," "budget," "continue," "could," "estimate," "expect," "intend," "may," "plan," "potential," "predict," "project," "will," "future" and similar terms and phrases to identify forward-looking statements.
Forward-looking statements reflect our current expectations regarding future events, results or outcomes. These expectations may or may not be realized. Some of these expectations may be based upon assumptions or judgments that prove to be incorrect. In addition, our business and operations involve numerous risks and uncertainties, many of which are beyond our control, which could result in our expectations not being realized or otherwise materially affect our financial condition, results of operations and cash flows.
Actual events, results and outcomes may differ materially from our expectations due to a variety of factors. Although it is not possible to identify all of these factors, they include, among others, the following:

•	changes in general economic conditions and capital markets;

•	changes in the underlying demand for our products;

•	the availability, costs and price volatility of crude oil, other refinery feedstocks and refined products;

•	changes in the spread between West Texas Intermediate ("WTI") crude oil and West Texas Sour ("WTS") crude oil;

•	changes in the spread between WTI crude oil and Light Louisiana Sweet and Heavy Louisiana Sweet crude oils, as well as the spread between California crudes such as Buena Vista and WTI;

•	the effects of transactions involving forward contracts and derivative instruments;

•	actions of customers and competitors;

•
termination of our Supply and Offtake Agreements with J. Aron & Company ("J. Aron"), which include all our refineries and under which J. Aron is our largest supplier of crude oil and our largest customer of refined products. Additionally, we are obligated to repurchase all consigned inventories and certain other inventories upon termination of these Supply and Offtake Agreements;

•	changes in fuel and utility costs incurred by our facilities;

•	disruptions due to equipment interruption, pipeline disruptions or failure at our or third-party facilities;

•	the execution of planned capital projects;

•	adverse changes in the credit ratings assigned to our trade credit and debt instruments;

•	the effects of and cost of compliance with current and future state and federal environmental, economic, safety and other laws, policies and regulations;

•	operating hazards, natural disasters such as flooding, casualty losses and other matters beyond our control;

•	the global financial crisis' impact on our business and financial condition; and

•	the other factors discussed in our filings with the SEC, especially on Forms 10-K, 10-Q and 8-K.
Any one of these factors or a combination of these factors could materially affect our future results of operations and could influence whether any forward-looking statements ultimately prove to be accurate. Our forward-looking statements are not guarantees of future performance, and actual results and future performance may differ materially from those suggested in any forward looking statements. We do not intend to update these statements unless we are required by the securities laws to do so.

USE OF PROCEEDS
All of the shares of common stock offered by the selling stockholders pursuant to this prospectus will be sold by the selling stockholders for their own accounts. We will not receive any of the proceeds from these sales, but we will incur offering expenses which are estimated to be $11,338.49.

SELLING STOCKHOLDERS
In March 2011, Alon Brands, Inc., a Delaware corporation and wholly-owned subsidiary of the Company ("Alon Brands"), issued 5-year unsecured notes for $30.0 million to a group of investors, including to Alon Israel which received unsecured notes for $12.0 million. In connection with the issuance of the unsecured notes, the investors were given warrants to invest up to $30.0 million in the aggregate in Alon and/or Alon Brands. The warrants were offered and sold in reliance on the exemption from registration set forth in Section 4(2) of the Securities Act. Pursuant to the terms of the warrant agreement among the Company, Alon Brands and Alon Israel, Alon Israel had the right to transfer or assign the warrants that it held, or any portion thereof, to any of its affiliates. On March 14, 2011, Alon Israel assigned its $12.0 million loan and all of its interest in the warrants to certain of its shareholders and their affiliates. In March 2012 Alon Brands assigned to the Company, and the Company assumed, all of Alon Brands' obligations under the notes.
In February 2012 the Company, Alon Brands and each of the investors entered into Series B Convertible Preferred Stock Agreements (the "Preferred Stock Agreements") pursuant to which the Company agreed to repay the investors the $30.0 million under the notes plus interest thereon and to issue to the investors 3,000,000 shares of its 8.50% Series B Convertible Preferred Stock, or series B convertible preferred stock, in exchange for $30 million in cash and the surrender of the warrants. The parties consummated the transactions under the Preferred Stock Agreements on March 8, 2012. The terms of the series B convertible preferred stock are described in the Certificate of Designation for the series B convertible preferred stock filed with the Secretary of State of the State of Delaware (the "Certificate of Designation"). The issuance of the series B convertible preferred stock was exempt from registration under Section 4(2) of the Securities Act.
Pursuant to the Certificate of Designation, a holder of series B convertible preferred stock may elect to convert its shares of series B convertible preferred stock into shares of our common stock at any time at the then-applicable conversion rate. The conversion rate is based on certain formulas set forth in the Certificate of Designation. From and after March 8, 2015, if the daily volume-weighted average price (as defined in the Certificate of Designation) of our common stock equals or exceeds 130% of the then-prevailing conversion price for at least 20 trading days in a period of 30 consecutive trading days, we may, at our option, require that each then outstanding share of series B convertible preferred stock be automatically converted into a number of shares of our common stock at the then applicable conversion rate. In each instance, we will pay cash in lieu of any fractional share to which a holder would otherwise be entitled. In addition, in each instance, holders will receive a payment in an amount equal to all declared and unpaid dividends on the converted shares of series B convertible preferred stock to the conversion date (which may, at our election, be paid in the form of cash, shares of our common stock or a combination of cash and shares of our common stock).
Holders of shares of series B convertible preferred stock are entitled to receive, when, as and if declared by the board of directors out of funds legally available for such purpose, cumulative dividends at an annual rate of 8.50% of the liquidation preference of the series B convertible preferred stock of $10.00 per share (equivalent to $0.85 per share per annum). Dividends on the series B convertible preferred stock are payable, at our election, in cash, shares of the our common stock or a combination of cash and shares of our common stock. See "- Series B Convertible Preferred Stock Rights and Preferences - Dividends" set forth in Proposal 4 of our 2012 Definitive Proxy Statement on Schedule 14A, which is incorporated by reference in this prospectus.
The Preferred Stock Agreements obligate us to file within 90 days after March 8, 2012 a registration statement on Form S-3 or Form S-1 with the Securities and Exchange Commission and use commercially reasonable efforts to cause the Securities and Exchange Commission to declare such registration statement effective in order to register for resale (i) the common stock issuable upon conversion of the series B convertible preferred stock and (ii) any common stock issuable as a dividend on the series B preferred stock. Accordingly, we have filed this registration statement.
The table below sets forth (i) the name of each selling stockholder, (ii) the beneficial ownership of our common stock held as of June 28, 2012 by each selling stockholder, (iii) the maximum number of shares of common stock issuable upon conversion of the series B preferred stock held by each selling stockholder, (iv) the number of shares of common stock that each selling stockholder may offer pursuant to this prospectus and (v) information with respect to shares to be beneficially owned by each selling stockholder after completion of this offering. The percentages in the following table reflect as a percentage of the total number of shares of our common stock outstanding as of June 28, 2012.

	Shares Beneficially Owned Prior to the Offering (1)		Shares Issuable Upon Conversion and As Dividends (2)		Shares Offered Hereby(2)	Shares Beneficially Owned After the Offering (3)
Name	Number	Percentage	Number	Percentage	Number	Number	Percentage
FIMI Opportunity IV, L.P. (4)	—	0.00%	1,341,174	2.37%	1,341,174	—	0.00%
FIMI Israel Opportunity IV, Limited Partnership (4)	—	0.00%	2,567,637	4.54%	2,567,637	—	0.00%
David Wiessman (5)	2,931,632	5.20%	260,587	0.46%	260,587	2,931,632	5.20%
Shebug Ltd. (6)	—	0.00%	1,042,348	1.84%	1,042,348	—	0.00%
Mishkei Emek Yizrael Cooperative Regional Organization Corporation (7)	—	0.00%	177,699	0.31%	177,699	—	0.00%
Mishkey Darom Holdings Cooperative Regional Organization Corporation (7)	—	0.00%	236,896	0.42%	236,896	—	0.00%
Miskey Hanegev Cooperative Regional Organization Corporation (7)	—	0.00%	296,114	0.52%	296,114	—	0.00%
Mishkei Hamifratz Cooperative Regional Organization Corporation (7)	—	0.00%	207,276	0.37%	207,276	—	0.00%
Aloney Granot Cooperative Regional Organization Corporation (7)	—	0.00%	384,953	0.68%	384,953	—	0.00%

(1)	Excludes the beneficial ownership of our common stock underlying the series B convertible preferred stock.

(2)
Includes the maximum number of shares of our common stock into which the series B convertible preferred stock is convertible by the selling stockholders. The series B preferred stock is convertible at any time. The number of shares includes shares of our common stock that may be issuable as dividends on the series B convertible preferred stock.

(3)
Assumes that the selling stockholders dispose of all of the shares of common stock covered by this prospectus and do not acquire beneficial ownership of any additional shares and does not include shares of our common stock that may be issuable as dividends on the series B convertible preferred stock. The registration of these shares for resale does not necessarily mean that the selling stockholders will sell all or any portion of the shares covered by this prospectus.

(4)
FIMI Opportunity IV, L.P. is a limited partnership organized under the laws of the State of Delaware. FIMI Israel Opportunity, IV, Limited Partnership is a limited partnership organized under the laws of the State of Israel. FIMI IV 2007 Ltd. is the managing general partner of each of FIMI Opportunity IV, L.P., and FIMI Israel Opportunity IV, Limited Partnership. Shira & Ishay Davidi Management Ltd. is a holding company that controls FIMI IV 2007 Ltd. Shira & Ishay Davidi Holdings is a holding company that controls Shira & Ishay Davidi Management Ltd. Mr. Ishay Davidi, possesses sole voting and investment power of all of the shares held by FIMI Opportunity IV, L.P., and FIMI Israel Opportunity IV, Limited Partnership.

(5)
David Wiessman serves as the Executive Chairman of our board of directors. Mr. Wiessman beneficially owns 2,931,632 shares of Common Stock comprised of (a) a right to exchange a 2.71% ownership interest in Alon Israel held in trust by Eitan Shmueli, as trustee, of which Mr. Wiessman is the sole beneficiary, for a 2.71% ownership interest in certain subsidiaries of Alon Israel, including Alon, which if exercised in full as of July 5, 2012 would represent 1,527,427 shares of Common Stock and (b) 1,404,205 shares of Common Stock held by Mr. Wiessman.

(6)
Shebug Ltd. is an Israeli limited liability company that is wholly owned by the family of Shraga Biran (where all voting rights have been granted to Shraga Biran), the father of Boaz Biran, one of Alon's directors.

(7)
Selling stockholder is a purchase organization of the Kibbutz Movement. The Kibbutz Movement is a combination of approximately 270 economic cooperatives, or purchase organizations, engaged in agriculture, industry and commerce in Israel. The shares shown in the table above owned by several purchase organizations of the Kibbutz Movement are owned of record by such purchase organizations. Itzhak Bader, one of Alon's directors, is Chairman of Aloney Granot Cooperative Regional Organization Corporation.

The purchase organizations of the Kibbutz Movement have granted a holdings company, or the Holdings Company, an irrevocable power of attorney to vote all of the shares held by such purchase organizations. The Holdings Company is an Israeli limited liability company that is owned by nine organizations of the Kibbutz Movement, some of which are also stockholders of Alon Israel. One of Alon's directors, Mr. Bader, is Chairman of the Holdings Company.

PLAN OF DISTRIBUTION
As of the date of this prospectus, we have not been advised by the selling stockholders as to any plan of distribution. All or a portion of the shares offered hereunder may from time to time be offered for sale by the selling stockholders or their pledgees, donees (including charitable organizations), transferees or other successors in interest. We will not receive any of the proceeds from the offering of the shares of common stock by the selling stockholders. Pursuant to the terms of the Preferred Stock Agreement and the rights thereunder, we are obligated to register for resale the common stock underlying the series B preferred stock and any common stock issuable as a dividend thereon. The selling stockholders may also resell all or a portion of the common stock in reliance upon Rule 144 under the Securities Act and any other available exemption, provided it satisfies the criteria and conforms to the requirements of one of these rules.
The selling stockholders may sell all or a portion of the shares of common stock beneficially owned by them and offered hereby from time to time:

•	directly;

•
through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, commissions or concessions from the selling stockholders and/or from the purchasers of the shares of common stock for whom they may act as an agent;

•
through the pledge of shares of common stock as security for any loans or obligations, including pledges to broker-dealers or other financial institutions who may from time to time effect distributions of the shares of common stock or other interests in the shares of common stock;

•	through purchases by a broker or dealer as principal and resales by such broker or dealer for its own account pursuant to this prospectus;

•
through block trades in which the broker or dealer so engaged will attempt to sell the shares of common stock as agent or as riskless principal but may position and resell a portion of the block as principal to facilitate the transaction;

•	through sales "at the market" to or through a market maker or into an existing trading market (on an exchange or otherwise) for the shares;

•	through put or call transactions relating to the shares of common stock;

•	through exchange distributions in accordance with the rules of the applicable exchange; or

•	through any combination of these methods.
In connection with the distribution of the shares of common stock or otherwise, the selling stockholders may:

•	enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the shares in the course of hedging the positions they assume;

•	sell their shares short and deliver the shares to close out such short positions;

•	enter into option or other transactions with broker-dealers or other financial institutions which require the delivery to them of shares offered by this prospectus, which they may in turn resell; or

•	pledge shares to a broker-dealer or other financial institution, which, upon a default by the pledgee under the transaction to which such pledge relates, may in turn resell the pledged shares.
The shares of common stock may be sold from time to time in one or more transactions at:

•	fixed prices, which may be changed;

•	prevailing market prices at the time of sale;

•	varying prices determined at the time of sale; or

•	negotiated prices.
These prices will be determined by the selling stockholders or by agreement between the selling stockholders and any broker-dealers who may receive fees or commissions in connection with the sale. The aggregate proceeds to the selling stockholder from the sale of the shares of common stock offered by them hereby will be the purchase price of the shares of common stock less discounts and commissions, if any.

The sales described in the preceding paragraph may be effected in transactions:

•	on any national securities exchange or quotation service on which the shares of common stock may be listed or quoted at the time of sale, including the New York Stock Exchange;

•	in the over-the-counter market; or

•	in transactions otherwise than on such exchange or services or in the over-the-counter market.
These transactions may include crosses. Crosses are transactions in which the same broker acts as an agent on both sides of the trade.
We have advised the selling stockholders that in the event of a "distribution" of the shares of common stock owned by the selling stockholders, any affiliated purchaser and any broker-dealer or other person who participates in such distribution may be subject to Rule 102 under the Securities Exchange Act of 1934 until their participation in that distribution is completed. A "distribution" is defined in Rule 102 as an offering of securities "that is distinguished from ordinary trading transactions by the magnitude of the offering and the presence of special selling efforts and selling methods." In order to avoid the imposition of a restricted period under Rule 102 of the Securities Exchange Act of 1934, the selling stockholders, any affiliated purchasers and any broker-dealers or any other persons who execute sales for the selling stockholders may not engage in any special selling efforts and selling methods.
In order to comply with the securities laws of certain states, the shares of common stock must be sold in those states only through registered or licensed brokers or dealers. In addition, in certain states the shares of common stock may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption for the registration or qualification requirement is available and is complied with.
The selling stockholders may indemnify any broker-dealer who participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.
The selling stockholders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their shares. Upon our notification by the selling stockholders that any material arrangement has been entered into with an underwriter or broker-dealer for the sale of shares through a block trade, special offering, exchange distribution, secondary distribution or a purchase by an underwriter or broker-dealer, we will file a supplement to this prospectus, if required, pursuant to Rule 424(b) under the Securities Act, disclosing certain material information, including:

•	the name of the selling stockholders;

•	the number of shares being offered;

•	the terms of the offering;

•	the names of the participating underwriters, broker-dealers or agents;

•	any discounts, commissions or other compensation paid to underwriters or broker-dealers and any discounts, commissions or concessions allowed or reallowed or paid by any underwriters to dealers;

•	the public offering price; and

•	other material terms of the offering.

LEGAL MATTERS

The validity of the shares of common stock offered by this prospectus has been passed upon for us by James Ranspot, our Chief Legal Counsel - Corporate.

EXPERTS
The consolidated financial statements of Alon USA Energy, Inc. and subsidiaries as of December 31, 2011 and 2010, for each of the years in the three-year period ended December 31, 2011, and management's assessment of the effectiveness of internal control over financial reporting as of December 31, 2011, have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION
We maintain an Internet website at www.alonusa.com. All of our reports filed with the SEC (including annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and proxy statements) are accessible through the Investor Relations section of our website, free of charge, as soon as reasonably practicable after electronic filing. The public may read and copy any materials that we file with the SEC at the SEC's Public Reference Room at 100 F Street, NE, Room 1580, Washington, DC 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC at www.sec.gov.
We have filed with the SEC a registration statement under the Securities Act that registers the distribution of the securities offered hereby. The registration statement, including the attached exhibits and schedules, contains additional relevant information about us and the securities being offered. This prospectus, which forms part of the registration statement, omits certain of the information contained in the registration statement in accordance with the rules and regulations of the SEC. Reference is hereby made to the registration statement and related exhibits for further information with respect to us and the securities offered hereby. Statements contained in this prospectus concerning the provisions of any document are not necessarily complete and, in each instance, reference is made to the copy of such document filed as an exhibit to the registration statement or otherwise filed with the SEC. Each such statement is qualified in its entirety by such reference.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE
We incorporate by reference in this prospectus the documents listed below, each of which should be considered an important part of this prospectus.

•	Our 2011 Annual Report on Form 10-K;

•	Our 2012 Definitive Proxy Statement on Schedule l4A (only those portions incorporated by reference into our 2011 Annual Report on Form 10-K);

•	Our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2012, filed on May 9, 2012;

•	Our Current Reports on Form 8-K filed on March 9, 2012, March 16, 2012, April 3, 2012, April 12, 2012, May 4, 2012, May 7, 2012 and June 26, 2012; and

•
The description of our common stock, par value $0.01 per share, included under the caption "Description of Capital Stock" in our Registration Statement on Form S-1 filed with the SEC on July 28, 2005 (Registration No. 333-124797).

Any statement incorporated by reference in this prospectus from an earlier dated document that is inconsistent with a statement contained in this prospectus or in any other document filed after the date of the earlier dated document, but prior to the date hereof, which also is incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this prospectus by such statement contained in this prospectus or in any other document filed after the date of the earlier dated document, but prior to the date hereof, which also is incorporated by reference herein.
We also incorporate by reference any future filings made by us with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act between the date of this prospectus and the date all of the securities offered hereby are sold or the offering is otherwise terminated, with the exception of any information furnished under Item 2.02 and Item 7.01 of Form 8-K, which is not deemed filed and which is not incorporated by reference herein. Any such filings shall be deemed to be incorporated by reference and to be a part of this prospectus from the respective dates of filing of those documents. The reports and other documents that we file after the date of this prospectus will update, supplement and supersede the information in this prospectus.
Any person, including any beneficial owner, to whom this prospectus is delivered may request copies of this prospectus and any of the documents incorporated by reference in this prospectus, without charge, by written or oral request directed to Alon USA Energy, Inc., Attention: Investor Relations, 7616 LBJ Freeway, Suite 300, Dallas, Texas 75251, telephone (972) 367-3600, on the "Investor Relations" section of our website at http://www.alonusa.com or from the SEC through the SEC's website at the web address provided under the heading "Where You Can Find More Information." Documents incorporated by reference are available without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference into those documents.

Alon USA Energy, Inc.

6,514,684 Shares

Common Stock

_______________

PROSPECTUS
_______________

, 2012

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 14. Other Expenses of Issuance and Distribution.
The following table sets forth the costs and expenses to be paid by us in connection with the sale of the shares of common stock being registered hereby. All amounts are estimates except for the Securities and Exchange Commission, or SEC, registration fee.

Securities and Exchange Commission registration fee	$6,338.49
Accounting fees and expenses	5,000.00
Total	$11,338.49
Item 15. Indemnification of Directors and Officers.
We are a Delaware corporation, Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation's board of directors to grant, indemnity under certain circumstances to directors, officers employees or agents in connection with actions, suits or proceedings, by reason of the fact that the person is or was a director, officer, employee or agent, against expenses and liabilities incurred in such actions, suits or proceedings so long as they acted in good faith and in a manner the person reasonably believed to be in, or not opposed to, the best interests of the company, and with respect to any criminal action if they had no reasonable cause to believe their conduct was unlawful. With respect to suits by or in the right of such corporation, however, indemnification is generally limited to attorneys' fees and other expenses and is not available if such person is adjudged to be liable to such corporation unless the court determines that indemnification is appropriate.
As permitted by Delaware law, our certificate of incorporation includes a provision that eliminates the personal liability of our directors to Alon or our stockholders for monetary damages for breach of fiduciary duty as a director, except for liability:

•	for any breach of the director's duty of loyalty to us or our stockholders;

•	for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

•	under section 174 of the Delaware General Corporation Law regarding unlawful dividends and stock purchases; or

•	for any transaction for which the director derived an improper personal benefit.

•	As permitted by Delaware law, our certificate of incorporation provides that:

•	we are required to indemnify our directors and officers to the fullest extent permitted by Delaware law, subject to very limited exceptions;

•	we may indemnify our other employees and agents to the fullest extent permitted by Delaware law, subject to very limited exceptions;

•
we are required to advance expenses (including without limitation, attorneys' fees), as incurred, to our directors and officers in connection with a legal proceeding to the fullest extent permitted by Delaware law, subject to very limited exceptions;

•	we may advance expenses, as incurred, to our employees and agents in connection with a legal proceeding; and

•	the rights conferred in our certificate of incorporation are not exclusive.
We have entered into Indemnification Agreements with each of our directors and officers to give these directors and officers additional contractual assurances regarding the scope of the indemnification set forth in our certificate of incorporation and to provide additional procedural protections. At present, there is no pending litigation or proceeding involving any of our directors, officers or employees regarding which indemnification is sought, nor are we aware of any threatened litigation that may result in claims for indemnification.
The indemnification provisions in our certificate of incorporation and the Indemnification Agreements entered into with our directors and officers may be sufficiently broad to permit indemnification of our directors and officers for liabilities arising under the Securities Act.

Under Delaware law, corporations also have the power to purchase and maintain insurance for directors, officers, employees and agents.
We and our subsidiaries are covered by liability insurance policies which indemnify our and our subsidiaries' directors and officers against loss arising from claims by reason of their legal liability for acts as such directors, officers, or trustees, subject to limitations and conditions as set forth in the policies.
The foregoing discussion of our certificate of incorporation and Delaware law is not intended to be exhaustive and is qualified in its entirety by such certificate of incorporation or law.
Item 16. Exhibits and Financial Statement Schedules.
(a)    The following exhibits are filed herewith:

Exhibit No.	Description of Exhibit
4.1	Amended and Restated Certificate of Incorporation of Alon USA Energy, Inc. (incorporated by reference to Exhibit 3.1 to Form S-1/A, filed by Alon on July 7, 2005, SEC File No. 333-124797).
4.2	Amended and Restated Bylaws of Alon USA Energy, Inc. (incorporated by reference to Exhibit 3.2 to Form S-1/A, filed by Alon on July 14, 2005, SEC File No. 333-124797).
4.3	Form of Certificate of Designation of the 8.5% Series B Convertible Preferred Stock (incorporated by reference to Exhibit 4.5 to Form 10-K filed by Alon on March 13, 2012, SEC File No. 001-32567).
5.1	Opinion of James Ranspot.*
10.1	Form of Series B Convertible Preferred Stock Purchase Agreement. (incorporated by reference to Exhibit 10.106 to Form 10-K filed by Alon on March 13, 2012, SEC File No. 001-32567).
23.1	Consent of KPMG LLP.*
23.2	Consent of James Ranspot (included in Exhibit 5.1).*
24.1	Power of Attorney.*
__________________________
* Filed or furnished herewith

Item 17. Undertakings.

The undersigned registrant hereby undertakes:
(a) (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the "Securities Act");
(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and
(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.
Provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.
(2) That, for the purpose of determining any liability under the Securities Act, each such post effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(4) That, for the purpose of determining liability under the Securities Act to any purchaser,
(i) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and
(ii) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.
(5) That, for purposes of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be sellers to the purchaser and will be considered to offer or sell such securities to such purchaser:
(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;
(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;
(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or their securities provided by or on behalf of the undersigned registrant; and
(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.
(b) That, for purposes of determining liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities shall be deemed to be the initial bona fide offering thereof.
(c) That insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Dallas, State of Texas, on this 12th day of July, 2012.

ALON USA ENERGY, INC.

By:	/s/ Paul Eisman
Paul Eisman
President and Chief Executive Officer
KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints David Wiessman and Shai Even, or either one of them, his or her true and lawful attorneys in fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place, and stead, in any and all capacities, to sign any and all amendments to this Registration Statement, including post-effective amendments, and registration statements filed pursuant to Rule 462 under the Securities Act of 1933, as amended, and to file the same, with all exhibits hereto, and other documents in connection therewith, with the Securities and Exchange Commission, and does hereby grant unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitutes, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ David Wiessman	Executive Chairman of the Board	July 12, 2012
David Wiessman

/s/ Paul Eisman	President and Chief Executive Officer	July 12, 2012
Paul Eisman	(Principal Executive Officer)

/s/ Jeff D. Morris	Vice Chairman of the Board of Directors	July 12, 2012
Jeff D. Morris

/s/ Shai Even	Chief Financial Officer	July 12, 2012
Shai Even	(Principal Financial and Accounting Officer)

/s/ Itzhak Bader	Director	July 12, 2012
Itzhak Bader

/s/ Boaz Biran	Director	July 12, 2012
Boaz Biran

/s/ Shlomo Even	Director	July 12, 2012
Shlomo Even

/s/ Ron W. Haddock	Director	July 12, 2012
Ron W. Haddock

/s/ Yeshayuhu Pery	Director	July 12, 2012
Yeshayuhu Pery

/s/ Zalman Segal	Director	July 12, 2012
Zalman Segal

/s/ Avraham Baiga Shochat	Director	July 12, 2012
Avraham Baiga Shochat

EXHIBIT INDEX

Exhibit No.	Description of Exhibit
4.1	Amended and Restated Certificate of Incorporation of Alon USA Energy, Inc. (incorporated by reference to Exhibit 3.1 to Form S-1/A, filed by Alon on July 7, 2005, SEC File No. 333-124797).
4.2	Amended and Restated Bylaws of Alon USA Energy, Inc. (incorporated by reference to Exhibit 3.2 to Form S-1/A, filed by Alon on July 14, 2005, SEC File No. 333-124797).
4.3	Form of Certificate of Designation of the 8.5% Series B Convertible Preferred Stock (incorporated by reference to Exhibit 4.5 to Form 10-K filed by Alon on March 13, 2012, SEC File No. 001-32567).
5.1	Opinion of James Ranspot.*
10.1	Form of Series B Convertible Preferred Stock Purchase Agreement. (incorporated by reference to Exhibit 10.106 to Form 10-K filed by Alon on March 13, 2012, SEC File No. 001-32567).
23.1	Consent of KPMG LLP.*
23.2	Consent of James Ranspot (included in Exhibit 5.1).*
24.1	Power of Attorney.*
__________________________
* Filed or furnished herewith